Exhibit 10.33

AMENDED AND RESTATED
NON-COMPETE AND SPECIAL SEVERANCE
TAX PROTECTION AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is effective as of January 1, 2008, between WISCONSIN ENERGY CORPORATION (the "Company") and Stephen P. Dickson (the "Executive"). This Agreement amends and restates the agreement made on August 30, 2000, between the Company and the Executive, to comply with Internal Revenue Code Section 409(A), which governs the time and form of payment of non-qualified deferred compensation, including the tax gross-up provided under this Agreement.

The Executive is currently a key executive of the Company and a participant in the Amended and Restated Executive Severance Policy (the "ESP") and the Board of Directors of the Company wishes to provide certain further protection to the Executive with regard to certain benefits under the ESP in return for an agreement by the Executive not to compete with the Company.

In consideration of the terms and conditions set forth below, the parties agree as follows:

  Incorporation of ESP. The ESP, as may be amended from time to time, is incorporated by reference and made a part of this Agreement. All of the capitalized terms used in this Agreement, if not otherwise defined, have the meaning given to them in the ESP.

  Non-Compete Agreement. In consideration of this Agreement, the Executive agrees that, should the Executive incur a Covered Termination Associated with a Change in Control, and as a result become entitled to receive Separation Benefits under the ESP, the Executive will not, for a period of one year from the date of such Covered Termination Associated with a Change in Control, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, executive, partner, or investor with any "Competing Enterprise" within the "Territory." For purposes of this Section 2, a "Competing Enterprise" means any entity, firm or person engaged in a business involving the distribution and sale of electrical, gas, steam or other energy sources to end users in competition with such business conducted by the Company or its Subsidiaries, and the "Territory" means the State of Wisconsin, the upper peninsula area of the State of Michigan and any other territory in which the Company or its Subsidiaries is involved in the same business in competition with a Competing Enterprise as of the date of the Executive's termination of employment. The Executive recognizes that the Territory may change as the scope of business conducted by the Company or its Subsidiaries which is in competition with Competing Enterprises changes and the Executive acknowledges that it is reasonable for the Territory to include not only the areas in which the Company and its Subsidiaries are presently operating, but also those areas into which such business of the Company and its Subsidiaries may expand. If the Executive notifies the Company in writing of any employment or opportunity which the Executive proposes to undertake during the one year non-compete period, and supplies the Company with any additional information which the Company may reasonably request, the Company agrees to promptly notify the Executive within thirty days after all information reasonably requested by it has been provided, whether the Company considers the proposed employment or opportunity to be prohibited by these provisions and, if so, whether the Company is willing to waive the same. Notwithstanding anything in this Section 2, the Executive shall not be prohibited from acquiring or holding up to 2% of the common stock of an entity that is traded on a national securities exchange or a nationally recognized over-the-counter market.

  Severance Tax Protection. Should the Executive incur a Covered Termination Associated with a Change in Control, and as a result become entitled to receive Separation Benefits under the ESP, then the provisions of the ESP that provide for a reduction in the Total Payments to be made to the Executive to avoid operation of Sections 280G and 4999 of the Internal Revenue Code, shall not apply. Instead, no limitation shall be applied to the Total Payments otherwise payable to the Executive and the Executive shall be entitled to the benefit of a "Gross-Up Payment" as defined below and subject to the following provisions:

    In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the ESP or otherwise, but determined without regard to any additional payments required under this Section 3) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

    Subject to the provisions of paragraph (c) of this Section 3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the

    Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. Notwithstanding the foregoing, the Company shall pay any Gross-Up Payment and any Underpayment no later than December 31 of the calendar year following the calendar year in which the Executive pays the Excise Tax, provided that if the Executive is a "specified employee" (within the meaning of Code Section 409A) as of the date of his termination of employment, payment shall not be earlier than the first day of the seventh month following the Executive's termination of employment.

    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

      give the Company any information reasonably requested by the Company relating to such claim,

      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, cooperate with the Company in good faith in order effectively to contest such claim, and permit the Company to participate in any proceedings relating to such claim;

    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including-interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  Successors and Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and the direct and indirect parent of any such successor, to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's respective personal or legal representative, executor, administrator, successor, heirs, distributees and/or legatees.

  Attorneys' Fees. If the Executive institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Agreement, the Company will pay for all actual reasonable legal fees and expenses incurred (as incurred) by the Executive, regardless of the outcome of such action.

  Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Chief Executive Officer of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

  Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state.

  Validity and Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. If any provision of this Agreement shall be held invalid or unenforceable in part; the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

  Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto. There are no representations, warranties or agreements of any kind relating thereto that are not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto or their respective successors and legal representatives.

  Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

  Employment Status. This Agreement does not constitute a contract of employment or impose on the Executive or the Company or any of its Subsidiaries any obligation to retain the Executive as an employee, to change the status of the Executive's employment, or to change the policies of the Company or its Subsidiaries regarding termination of employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

/s/ Stephen P. Dickson Stephen P. Dickson	WISCONSIN ENERGY CORPORATION By: /s/ Gale E. Klappa Gale E. Klappa
12/29/08 Date	By: 12/30/08 Date